EXHIBIT 11.1


                       COLUMBIA BANCORP AND SUBSIDIARIES
                   INFORMATION USED IN THE COMPUTATION OF NET
                            INCOME PER COMMON SHARE




         Net income per share is based on the average shares outstanding adjusted by any outstanding stock options and warrants, and other instruments determined to be common stock equivalents.



                                                                   Years ended December 31,
                           ---------------------------------------------------------------------------------------------------
                                      1996                                 1995                                1994
                           ---------------------------------------------------------------------------------------------------
                                              Fully                                Fully                              Fully
                             Primary         Diluted              Primary         Diluted              Primary       Diluted
                           ---------------------------------------------------------------------------------------------------
Net Income                 $3,751,882      $3,751,882           $3,428,750      $3,428,750           $2,415,664     $2,415,664
Less annual
     dividends on
     Series A
     preferred stock             ----            ----              184,072            ----              540,000           ----
------------------------------------------------------------------------------------------------------------------------------
Net income
     applicable to
     common shares         $3,751,882      $3,751,882           $3,244,678      $3,428,750           $1,875,664     $2,415,664
------------------------------------------------------------------------------------------------------------------------------
Weighted average
     common shares          2,259,902       2,259,902            1,660,910       1,904,570            1,122,481      1,545,201
Net income per
     common share          $     1.66      $     1.66           $     1.95      $     1.80           $     1.67     $     1.56
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